                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President - Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 17, 2005

             CLARCOR ANNOUNCES $150 MILLION STOCK REPURCHASE PROGRAM
                         AND REGULAR QUARTERLY DIVIDEND


FRANKLIN, TN, JUNE 17, 2005 -- The Board of Directors of CLARCOR Inc. (NYSE:CLC) today authorized a $150 million stock repurchase program. Pursuant to the authorization, CLARCOR may purchase shares from time to time in the open market or through privately negotiated transactions over the next two years. CLARCOR has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares to be purchased will depend on CLARCOR's stock price and market conditions.

CLARCOR's Board of Directors also declared a regular quarterly dividend of $0.06375 per share. The dividend is payable July 29, 2005 to shareholders of record July 15, 2005.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "Our strong cash position and expectations for continued strength in our annual cash flows allows CLARCOR to aggressively invest to grow our current business, pursue acquisitions and repurchase our stock. One of our priorities is the effective use of our assets to enhance the value of CLARCOR for our shareholders."

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, health care costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of compliance with recently enacted regulatory requirements, the effect of changes in accounting rules and other factors discussed in filings made with the Securities and Exchange Commission.